PROMISSORY NOTE

__________ ___, 2012	$________ USD

For value received, Universal Tech Corp. (the “Company”) promises to pay $__________ USD to or to the order of ___________ (the “Payee”) on demand, at the ___________________________, together with interest calculated semi-annually not in advance at the rate of sixteen (16%) per cent per annum from the date of advance to the date of payment. The Company has the right to prepay all or any money owing pursuant to this Promissory Note without notice, penalty, or bonus. The Company hereby waives presentment, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this promissory note.

Dated: __________ ____ 2012
Universal Tech Corp Per: ___________________ Authorized Signatory